EXHIBIT 10.2

STEELCASE INC. MANAGEMENT INCENTIVE PLAN
PREAMBLE
This STEELCASE INC. MANAGEMENT INCENTIVE PLAN (“Plan”) is a program for measuring financial performance in terms of certain performance measures and providing eligible Employees with incentive compensation based upon the performance measure results. The objective of the Plan is to encourage initiative, resourcefulness, teamwork, motivation, and efficiency on the part of all Employees that will result in financial success for both the shareholders and the Employees of the Company. The Plan provides annual incentive compensation for eligible Employees who are in a position to make substantial contributions toward achievement of the financial performance goals established pursuant to the Plan.
SECTION 1
ESTABLISHMENT OF PLAN

1.1Plan Document

This instrument, as amended from time to time, constitutes the governing document of the Plan.
1.2Effective Date

The initial effective date of the Plan was June 27, 1994 and was amended and restated as of March 1, 2002, February 24, 2007 and February 24, 2012. The Plan as hereby further amended and restated is effective as of February 25, 2017, with respect to any incentive award established on or after such date; provided, however, that the grant intended to meet the Performance Based Exception with respect to Plan Year 2018 and after, shall be subject to the approval by stockholders of the Plan at the annual meeting for the stockholders of the Company held in 2017.

1.3Incentive Compensation Plan

The Plan is an annual compensation program for eligible Employees. Because the Plan does not provide welfare benefits and does not provide for the deferral of compensation to termination of employment, it is established with the intent and understanding that it is not an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended.
SECTION 2
DEFINITIONS

The following terms shall have the definition stated, unless the context requires a different meaning:
2.1Affiliate

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.
2.2Beneficial Owner or Beneficial Ownership

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in the Rule 13d-3 of the General Rules and Regulations of the Exchange Act.

2.3Beneficiary

“Beneficiary” means the individual, trust, or other entity designated by the Participant to receive any incentive compensation payable with respect to the Participant under the Plan after the Participant’s death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Committee. A Participant’s will is not effective for this purpose.
If a designation has not been completed properly and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant’s Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining benefits, if any, shall be paid to the Participant’s estate.
2.4Board of Directors

“Board” or “Board of Directors” means the Board of Directors of the Company.
2.5Change in Control

“Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)
any Person (other than any Initial Holder or Permitted Transferee) (i) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below, and (ii) the combined voting power of the securities of the Company that are Beneficially Owned by such Person exceeds the combined voting power of the securities of the Company that are Beneficially Owned by all Initial Holders and Permitted Transferees at the time of such acquisition by such Person or at any time thereafter; or

(b)
the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)
there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with or involving any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereto), at least fifty-five percent (55%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Initial Holder or Permitted Transferee) is or becomes the Beneficial

Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)
the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty-five percent (55%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

However, in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participant in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors).
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership, directly or indirectly, in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
2.6Code

“Code” means the Internal Revenue Code of 1986, as amended.
2.7Committee

“Committee” means the Compensation Committee of the Board of Directors and shall be comprised entirely of Directors who are considered “outside directors” under Section 162(m) of the Code.
2.8Company

“Company” means Steelcase Inc., including all consolidated subsidiaries, unconsolidated or consolidated partnerships and joint ventures of Steelcase Inc. and in the case of determining whether a Change in Control has occurred, the Company shall mean Steelcase Inc.
2.9Covered Employee

“Covered Employee” shall have the meaning ascribed to such term in Section 162(m)(3) of the Code.
2.10Director

“Director” means any individual who is a member of the Board; provided, however, that any Director who is employed by the Company or any Affiliate shall be considered an Employee under this

Plan and, except for purposes of the definition of “Change in Control” under this Plan, shall not be considered a Director.
2.11Employee

“Employee” means any individual in the employ of the Company. Independent contractors, leased employees, and self-employed individuals are not included.
2.12Exchange Act

“Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time, or any successor act thereto.
2.13Fiscal Year

“Fiscal Year” means the financial reporting and taxable year of Steelcase Inc.
2.14Initial Holder

“Initial Holder” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.
2.15Normal Retirement Date

“Normal Retirement Date” means the date the Participant attains age 65, or if earlier, the date the sum of the Participant’s age and years of continuous service equals or exceeds 80.
2.16Participant

“Participant” means an Employee designated to participate in this Plan for a Plan Year pursuant to Section 4.
2.17Performance Based Exception

“Performance Based Exception” means the performance based exception from the tax deductibility limitations in Code Section 162(m).
2.18Performance Measures

“Performance Measures” mean one or more of the following:

(a)	earnings per share;

(b)	net income (before or after taxes);

(c)	return measures (including, but not limited to, assets, equity, sales, investment, return on invested capital (“ROIC”) or internal rate of return);

(d)	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), or cumulative cash flow per share);

(e)	earnings before or after taxes (including, but not limited to, earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, EBITDA”);

(f)	gross revenues or sales;

(g)	operating profit (including, but not limited to, net operating profit after taxes (“NOPAT”);

(h)	margins (including, but not limited to, gross margin, operating margin or pre-tax profit margin);

(i)	operating expenses;

(j)	operating income (“OI”)

(k)	working capital;

(l)	share price (including, but not limited to, growth measures, total shareholder return (“TSR”) and relative total shareholder return);

(m)	economic value added (“EVA”);

(n)	dividend payments;

(o)	implementation or completion of critical projects or processes;

(p)
strategic business criteria, consisting of one or more objectives based on meeting specified market share, market penetration, product launch, inventory goals, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, productivity ratios, expense targets or cost reduction goals, and budget comparisons;

(q)
personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, management succession plans, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and

(r)	any combination of, or a specified increase or decrease in, any of the foregoing.

2.19Permitted Transferee

“Permitted Transferee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company and include a Permitted Trustee solely in its capacity as a trustee of a Permitted Trust.
2.20Permitted Trust

“Permitted Trust” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.
2.21Permitted Trustee

“Permitted Trustee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.
2.22Person

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
2.23Plan Year

“Plan Year” means the Fiscal Year of the Company as in effect as of the date hereof, or such other twelve month period as the Committee shall establish.
2.24Retirement

“Retirement” means termination of employment on or after the Participant’s Normal Retirement Date.

2.25Surviving Spouse

“Surviving Spouse” means the husband or wife of the Participant at the time of the Participant’s death who survives the Participant. If the Participant and spouse die under circumstances that make the order of their deaths uncertain, it shall be presumed for purposes of this Plan that the Participant survived the spouse.
2.26Total Disability

“Total Disability” or “Disability” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, the individual is unable to engage in any substantial gainful activity or is receiving income replacement benefits under an accident and health plan covering employees of the Company for a period of not less than three months. The determination of Total Disability shall be made by the Committee through procedures established for that purpose and on the basis of reasonable medical examinations. The cost of any medical examination shall be an expense of administration of the Plan.
SECTION 3
ADMINISTRATION OF PLAN

3.1Administration of Plan by Committee

The Plan shall be administered by the Committee. The Committee shall have full discretionary authority in the operation and administration of the Plan. The Committee shall act by vote or consent of a majority of its members. To the extent necessary or appropriate, the Committee will adopt rules, policies, and forms for the administration, interpretation, and implementation of the Plan. The Committee may delegate administrative authority and responsibility from time to time to and among other committees approved by the Committee and individual Employees of the Company, but all actions taken pursuant to delegated authority and responsibility shall be subject to review and change by the Committee. With respect to awards that are intended to meet the Performance Based Exception and that are made to a Participant who is expected to be a Covered Employee, such delegation shall not include any authority or responsibility which would cause the Participant’s award to fail the Performance Based Exception. All decisions, determinations, and interpretations of the Plan by the Committee shall be final and binding on all parties.
A member of the Committee or individual or group to whom authority is delegated shall not participate in and shall not be counted as a member, individual or group with respect to any action of the Committee directly affecting only that member, individual or group.
3.2Responsibility; Indemnification

A member of the Committee or any other individual or group to whom authority is delegated shall not be personally responsible or liable for any act or omission in connection with performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. The Company shall hold harmless and indemnify each member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, from any and all liabilities and costs arising from any act or omission related to the performance of duties or the exercise of discretion and judgment with respect to the Plan.

SECTION 4
ELIGIBILITY

4.1Participation

An Employee who (a) is not a Covered Employee or (b) does not directly report to the chief executive officer of the Company (the “CEO”), shall be a Participant in the Plan for a Plan Year upon designation as a Participant for that year by the CEO or the Committee. When deemed appropriate by the CEO or the Committee, the CEO or the Committee may designate an effective date for the commencement of participation by an Employee who is not a Covered Employee or an Employee who does not directly report to the CEO that is subsequent to the first day of the Plan Year.
A Covered Employee or an Employee who directly reports to the CEO shall be a Participant in the Plan for a Plan Year upon designation as a Participant for that year by the Committee. When deemed appropriate by the Committee, the Committee may designate an effective date for the commencement of participation by a Covered Employee or an Employee who directly reports to the CEO that is subsequent to the first day of the Plan Year.
Designated Participants shall be notified in writing and provided a written summary and explanation of the Plan. Each award under the Plan granted to a Participant who is expected to be a Covered Employee shall comply with the Performance Based Exception.
4.2Continuing Participation

Designation as a Participant for a Plan Year will continue in effect for each succeeding Plan Year until participation is terminated by the CEO or the Committee. The CEO or the Committee may terminate participation by an Employee at any time with or without cause.
SECTION 5
MEASUREMENT OF COMPANY PERFORMANCE

5.1Performance

For purposes of the Plan, financial performance of the Company or any subdivision of the Company shall be measured by one or more Performance Measures. In general, the Plan shall be administered so that the incentive compensation provided to a Participant under the Plan for each Plan Year is based on absolute performance with respect to the Performance Measures, improved performance relative to prior performance with respect to the Performance Measures or a combination of these criteria.
5.2Determination of Performance

The Performance Measures shall be determined for each Plan Year by the Committee. The Performance Measures generally shall be determined by application of accounting principles consistently applied from year to year. Nevertheless, the Committee shall have full authority and discretion to modify the accounting principles and components applied in the determination of the Performance Measures from time to time as the Committee deems necessary or appropriate.
For most Participants, the Performance Measures and the performance of the Performance Measures shall be determined with respect to the Company’s Performance Measures and the performance of the Company’s Performance Measures. Nevertheless, the Committee may determine that the Performance Measures and the performance of the Performance Measures applicable to one or more Participants for a Plan Year shall be determined with respect to a business unit comprising less than all of Steelcase Inc., or may be based upon a weighted average of the separate Performance Measures or performance of the Performance Measures of more than one business unit chosen by the Committee from among Steelcase Inc. and subsidiaries, divisions, and other subdivisions of Steelcase Inc. If weighted averaging is applied, the Committee will determine the weighting percentages applicable for each relevant classification of Participants for the Plan Year, and the percentages will be published at the time of publication of the performance targets and the target incentive percentages of the Performance Measures.
5.3Performance Measures and/or Growth Target

The Performance Measures and/or the growth performance targets of the Performance Measures for each Plan Year shall be determined by the Committee and published to Participants. Notwithstanding the preceding sentence, with respect to awards designed to qualify for the Performance Based Exception, the Performance Measures and/or the growth performance targets of the Performance Measures shall be established at a time (a) prior to ninety (90) days after the commencement of the Plan Year and (b) when the achievement of the performance targets are substantially uncertain.
5.4Leverage Factor

Leverage factors also shall be determined by the Committee and announced to Participants for each Plan Year. Notwithstanding the preceding sentence, with respect to awards designed to qualify for the Performance Based Exception, the leverage factors shall be established at a time (a) prior to ninety (90) days after the commencement of the Plan Year and (b) when the achievement of the performance targets are substantially uncertain. The leverage factors are (i) the amount of the performance above or below growth performance targets with respect to the Performance Measures for the Plan Year that will cause each Participant’s incentive compensation for the Plan Year to be double the Participant’s target incentive compensation for the Plan Year, if positive, or to be zero for the Plan Year, if negative and (ii) the absolute leverage factor. The leverage factors for a Plan Year may be the same or different.
5.5Adjustments

Adjustments to the Performance Measures and the Performance Measure targets may be made when deemed appropriate by the Committee pursuant to Section 9; provided, however, with respect to awards designed to qualify for Performance Based Exception, the Performance Measures and the Performance Measure targets may not be adjusted after the Committee has approved them for a Plan Year in a manner that would cause an increase in the amount of resulting incentive compensation. Nevertheless, to the extent permitted under Code Section 162(m), the Committee shall make appropriate adjustments to the Performance Measures and the Performance Measure targets to reflect the impact of the following unusual or infrequently occurring items not reflected in such goals: (a) any profit or loss attributable to acquisitions or dispositions of stock or assets, (b) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (c) all items of gain, loss or expense for the year related to restructuring charges for the Company, (d) all items of gain, loss or expense for the year determined to be unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (e) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30 and S.F.AS No. 144, and (f) such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto.

SECTION 6
INCENTIVE COMPENSATION TARGETS

6.1Target Incentive Compensation

The target annual compensation for each Participant for each Plan Year shall be an amount that is a percentage of the Participant’s base pay for the Plan Year.
6.2Annual Percentages

Annual target incentive compensation percentages shall be determined for each Participant for each Plan Year. The annual target incentive compensation percentages shall be determined by the Committee and published to Participants for the Plan Year.
6.3Maximum Award

The maximum amount that may be paid to any Employee as annual incentive compensation with respect to any Plan Year shall be $4 million.
SECTION 7
DETERMINATION AND PAYMENT OF INCENTIVE AMOUNTS

7.1Timing of Determination

The Performance Measures and the performance of the Performance Measures, including any necessary or appropriate adjustments required or permitted hereunder, shall be determined as soon as administratively feasible following the availability of final financial results for the Plan Year.
The Committee shall certify, in writing, the attainment of year end results for the Performance Measures and the associated bonus multiple with respect to any award designed to qualify for the Performance Based Exception.
7.2Determination of Incentive Compensation

Under rules established by the Committee, the incentive compensation for each Participant for each Plan Year shall be calculated by the following steps:
(a)     Bonus Multiple. The bonus multiple shall be calculated based on (i) the actual level of performance of the Performance Measures and (ii) growth of the Performance Measures for a Plan Year. The Committee shall determine the relative weight of each component to derive the bonus multiple.

(b)    Incentive Compensation. Annual incentive compensation for each Participant for the Plan Year shall be the result obtained by multiplying the Participant’s individual target annual incentive percentage for the Plan Year by the applicable bonus multiple for the Plan Year and then multiplying the resulting percentage by the Participant’s base pay for the Plan Year to determine the dollar amount of the Participant’s incentive compensation. If a Participant’s base pay changes during a Plan Year, proportionate annual incentive compensation shall be calculated, under the rules established by the Committee, for each period of the Plan Year that each level of base pay was in effect. The proportionate incentive compensation for each level of base pay shall be calculated by annualizing that level of base pay, multiplying by the applicable annual target incentive percentage for that level of base pay and the bonus multiple, and then multiplying the resulting amount by a fraction, the numerator of which is the number of days during the Plan Year that the level of base pay was in effect and the denominator of which is the number of days in the Plan Year.

(c)    Maximum. Notwithstanding the foregoing and subject to Section 6.3, the Committee may determine the maximum amount of annual incentive compensation for each Participant in a Plan Year.

7.3Payment of Annual Incentive Amount

The dollar amount of the annual incentive compensation for a Plan Year shall be paid to the Participant as soon as feasible following the completion of the incentive compensation calculations for the Plan Year; provided, however, that no amount shall be paid with respect to any award designed to qualify for the Performance Based Exception until the Committee has certified the Performance Measures and the attainment of the performance targets of the Performance Measures with respect to such award in accordance with Section 7.1; provided, further, that payment shall be made no later than 2 1/2 months following the end of the calendar year in which such Plan Year ends.
7.4Partial Year Participation, Employment Changes and Forfeitures

(a)    Partial Year Participation. If an Employee is designated to become a Participant in a Plan Year as of a date other than the first day of the Plan Year, the Participant’s incentive award compensation for the Plan Year shall be determined, under rules established and maintained by the Committee for this purpose from time to time, on the basis of the Participant’s time of participation during the Plan Year.

(b)    Employment Changes. Target incentive percentages and incentive awards for a Participant for a Plan Year will be prorated under rules established and maintained by the Committee for this purpose from time to time, in the event of any change in compensation or employment status or location, or any other change that would affect the determination for the Plan Year, in proportion to the duration of each applicable factor during the Plan Year.

(c)    Retirement, Death or Disability. If a Participant’s employment terminates during a Plan Year by reason of Retirement, death or Total Disability, the Participant’s incentive compensation dollar amount for the Plan Year, if any, shall be prorated, under rules established and maintained by the Committee for such purpose, based on the Participant’s time of active employment as a Participant during the Plan Year. The annual compensation payment shall be paid to the Participant or the Participant’s beneficiary at the time the annual incentive compensation payments are made under the Plan.

(d)    Other Termination of Employment. Except as otherwise provided in this subsection (d) or pursuant to subsection (e), upon termination of a Participant’s employment during a Plan Year for any reason other than Retirement, death, or Total Disability, the Participant shall not be entitled to the payment of incentive compensation for the Plan Year. Notwithstanding the preceding sentence, the Committee shall have full discretion to determine that payment of a prorated annual incentive compensation award may be made when termination of the Participant’s employment results from job elimination, reduction in work force or other similar company initiative, or is encouraged or induced by incentives offered by the Company; provided, that such actions would not cause any payment to result in deferred compensation that is subject to the additional tax under Section 409A of the Code.

(e)    Competition. A Participant shall not be entitled to the payment of incentive compensation for the Plan Year in the event the Participant directly or indirectly engages in Competition with Steelcase Inc. Competition means directly or indirectly engaging in competition with the Company or any subdivision, subsidiary, or affiliate of the Company (collectively, the “Company Group”) at any time during employment with the Company Group or during the one (1) year period following termination of employment with the Company Group, without prior approval of the Committee. A Plan Participant engages in competition if that person participates directly or indirectly in the manufacture, design or distribution of any products of the same type as those of the Company Group, including, but not limited to, office furniture, office systems, architectural products, or technology products and offerings, or the providing of any related services or offerings, for or on behalf of any person or entity other than the Company and its authorized dealers, at any location within or without the United States of America. It is intended that this definition shall be enforced to the fullest extent permitted by law. If any part of this definition shall be construed to be invalid or unenforceable, in whole or in part, then such definition shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by law.

(f)    Committee Discretion. Pursuant to the powers conferred in Section 9, the Committee may make other rules and exceptions applicable to participation and employment changes.

7.5Reports

From time to time during each Plan Year and as of the end of each Plan Year, the Committee shall provide to each Participant information concerning current and cumulative performance of the Performance Measures.
SECTION 8
CHANGE IN CONTROL

Upon a Change in Control, the Participant’s incentive compensation dollar amount for the Plan Year, if any, shall be based on the greater of (a) the amount earned as determined using the applicable performance of the Performance Measure achieved through the date of the Change in Control, as determined by the Committee in its sole discretion or (b) the amount earned as determined using the target level of performance the Performance Measure, and in either case, shall be prorated based on the Participant’s time of active employment as a Participant during the Plan Year through the date of the Change in Control. The prorated bonus shall be paid as a single lump sum payment to the Participant as soon as reasonably practicable following the date of the Change in Control, but in no event later than 30 days following the date of the Change in Control.
Payments made under this Section 8 shall be made only to the extent that actions taken under this Section 8 would not cause any payment to result in deferred compensation that is subject to the additional tax under Section 409A of the Code.
SECTION 9
COMMITTEE DISCRETION

The Committee shall exercise all of its power and duties as the Committee deems appropriate in its sole and absolute discretion. All decisions of the Committee shall be final and binding on all Participants and their respective heirs and representatives. In the event it is determined, in the judgment and discretion of the Committee, that any factor applicable in the ultimate determination of incentive compensation under the Plan for a Plan Year is not appropriate with respect to one or more Participants due to unusual events, unforeseen circumstances, or other factors deemed material and relevant, the applicable factor or the amount of the resulting incentive compensation may be adjusted or modified in any manner deemed appropriate by the Committee; provided, however, that with respect to awards designed to qualify for the Performance Based Exception, no applicable factor may be adjusted in a manner that would cause an increase in the amount of resulting incentive compensation and the resulting incentive compensation may not be increased.
SECTION 10
AMENDMENT AND TERMINATION

10.1Amendment

The Plan may be amended in any manner at any time by action of the Board of Directors or the Committee.
10.2Termination

The Plan may be suspended at any time by action of the Committee, pending the next meeting of the Board of Directors of Steelcase Inc. Any suspension may be approved and ratified and the Plan may be terminated at any time by action of the Board of Directors.

SECTION 11
GENERAL PROVISIONS

11.1Benefits Not Guaranteed

Neither the establishment and maintenance of the Plan nor participation in the Plan shall provide any guarantee or other assurance that incentive compensation will be payable under the Plan. The success of Steelcase Inc. and its subdivisions and affiliates, as determined hereunder, and adjusted as provided herein, and application of the administrative rules and determinations by the Committee shall determine the extent to which Participants are entitled to receive incentive compensation payments and credits hereunder.
11.2Clawback

If the Company’s financial results are materially restated, the Committee may review the circumstances surrounding the restatement and determine whether and which Participants will be required to forfeit the right to receive any future payments under Section 7 of the Plan and/or repay any prior payments determined by the Committee to have been inappropriately received by the Participant. If the Company’s financial results are restated due to fraud, any Participant who the Committee determines participated in or is responsible for the fraud causing the need for the restatement forfeits the right to receive any future payments under Section 7 of the Plan and must repay any amounts paid in excess of the amounts that would have been paid based on the restated financial results. Any repayments required under this Section 11.2 must be made by the Participant within ten (10) days following written demand from the Company. This Section 11.2 applies only to Participants in the Plan who also participate in the Steelcase Inc. Executive Severance Plan.
11.3No Right to Participate

Nothing in this Plan shall be deemed or interpreted to provide a Participant or any non-participating Employee with any contractual right to participate in or receive benefits of the Plan. No designation of an Employee as a Participant for all or any part of a Plan Year shall create a right to incentive compensation or other benefits of the Plan for any other Plan Year.
11.4No Employment Right

Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company or any subdivision of the Company will continue to employ an individual, and this Plan shall not be construed or applied as any type of employment contract or obligation. Nothing herein shall abridge or diminish the rights of the Company or the employing subdivision of the Company to determine the terms and conditions of employment of any Participant or other employee or to terminate the employment of any Participant or other Employee with or without cause at any time.
11.5No Assignment or Transfer

Neither a participant nor any beneficiary or other representative of a Participant shall have any right to assign, transfer, attach, or hypothecate any incentive compensation amount or credit, potential payment, or right to future payments of any incentive compensation amount or credit, or any other benefit provided under this Plan. Payment of any amount due or to become due under this Plan shall not be subject to the claims of creditors of the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process.
11.6Withholding and Payroll Taxes

The Company shall deduct from any payment made under this Plan all amounts required by federal, state, and local tax laws to be withheld and shall subject any payments made under the Plan to all applicable payroll taxes and assessments.
11.7Incompetent Payee

If the Committee determined that a person entitled to a payment hereunder is incompetent, it may cause benefits to be paid to another person for the use or benefit of the Participant or the Participant’s beneficiary at the time or times otherwise payable hereunder, in total discharge of the Plan’s obligations to the Participant or beneficiary.
11.8Section 409A

The intent of the parties is that payments under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). The Plan may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

11.9Governing Law

The provisions of the Plan shall be construed and governed under the laws of the State of Michigan.
11.10Construction

The singular includes the plural, and the plural includes the singular, and terms connoting gender include both the masculine and feminine, unless the context clearly indicates the contrary. Capitalized terms, except those at the beginning of a sentence or part of a heading, have the meaning defined in the Plan.
SECTION 12
EXECUTION

IN WITNESS WHEREOF, Steelcase Inc. has caused this Plan, captioned “Steelcase Inc. Management Incentive Plan,” as amended and restated effective as of February 25, 2017, to be executed by its duly authorized officer this 2nd day of May, 2017.
STEELCASE INC.

By_/s/ Lizbeth S. O'Shaughnessy

Its: Senior Vice President, Chief Administrative Officer, General Counsel & Secretary